EX−99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 11, 2022 and February 17, 2022, relating to the financial statements and financial highlights, which appear in Franklin Multi-Asset Dynamic Multi-Strategy VIT’s and Franklin VolSmart Allocation VIP Fund’s Annual Reports, respectively, on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Service Providers”, “Representations and Warranties” and “Financial Highlights of the Target Fund and the Acquiring Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 16, 2022